UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): August 31, 2007

KESSELRING HOLDING CORPORATION
(Exact name of registrant as specified in charter)

Delaware	000-52375	20-4838580
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

6710 Professional Parkway West, Suite 301
Sarasota, Florida 34240
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (941) 371-0440

Copies to:
Stephen M. Fleming, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 31, 2007, Curtis King resigned as a director of Kesselring Holding Corporation (the “Company”).  There is no disagreement known to any executive officer of the Company between the Company and Mr. King on any matter relating to the Company’s operations, policies or practices.  On August 31, 2007, Douglas Badertscher, the CEO of the Company, was appointed to the Board of Directors to fill the vacancy caused by the resignation of Mr. King.  For the immediate future, Mr. Badertscher will not serve on any committees of the Company.  There is no arrangement or understanding between Mr. Badertscher and any other person pursuant to which Mr. Badertscher was elected as a director.  Further, except as noted below, Mr. Badertscher has not entered into any agreement or transaction with the Company in which he had or will have a direct or indirect material interest.  The Company and Mr. Badertscher are in the process of finalizing his employment agreement as CEO.

Mr. Badertscher has more than 22 years of experience providing financial, business and management services to the health care and financial sectors.  He has served as CEO or COO for public and private surgery centers, ancillary healthcare providers and physician groups, including Midtown Imaging, Coastal Orthopedics, Integrated Orthopedics and Pendulum Practice Management Company.  He also has 14 years of experience in the financial industry as the manager of New York-based companies Equitable and Mutual of New York.

 ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial statements of business acquired.

Not applicable.

(b)	Pro Forma Financials statements.

Not applicable.

(c)	Shell company transactions.

Not applicable.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KESSELRING HOLDING CORPORATION

Date: September 5, 2007	By:	/s/ Laura A. Camisa
Name: Laura A. Camisa
Title: CFO

3